Exhibit 10.9

Party A (Lessor): Wuxi Longsheng Boiler Plant

Party B (Lessee): Wuxi Mingteng Mold Technology Co., Ltd.

Based on relevant laws and regulations, and adhering to the principles of equality, free will, fairness, and good faith, both parties, through mutual consultation, have reached the following agreement. Both parties shall abide by this contract.

I. Party A agrees to lease to Party B the property located in Feng Lane, Green village, Luoshan Town, Huishan, for use as a rental property. The leased property covers 2,992 square meters and is designated for industrial purposes. Party B must not use the property for any purposes other than the agreed-upon industrial purposes.

II. The total annual rent of the property agreed upon by both Party A and Party B is RMB 660,240 (tax included). The lease period is from January 1, 2025, to December 31, 2025. The rent must be fully prepaid before use.

III. Party A guarantees that the ownership of the leased property is clear. If any disputes related to the ownership or rights of the property arise (e.g., property mortgages or debts), Party A shall be responsible for resolving them and bear all related civil liabilities. If Party B incurs economic losses due to such disputes, Party A shall compensate for those losses. Party B guarantees that during the lease term, without Party A’s written consent and the approval of relevant authorities as required by regulations, it shall not change the designated use of the leased property

IV: Responsibilities During the Lease Period

1. Party B shall be able to use the property normally.

2. Party A is responsible for the regular inspection and proper maintenance of the property and its attachments. If there is any issue with the property that results in damage or loss to Party B or a third party, Party A shall bear the liability for compensation.

3. Party A shall notify Party B two months in advance if it wants to sell or mortgage the aforesaid premises.

V: Responsibilities During the Lease Period

1. If Party B needs to carry out modifications or add equipment to the property, Party B must obtain prior consent from Party A , and the costs shall be borne by Party B.

2. If Party B needs to allow a third party or a substitute to use the property or exchange it, Party B must obtain prior consent from Party A.

3. If the property is damaged due to improper use or equipment usage by Party B or others for reasons not attributable to Party A, Party B shall be responsible for the repair or compensation costs.

4. Party B must inform Party A of the termination of the lease period and return the property. If Party B intends to extend the lease, a written notice must be given to Party A at least one month prior to the lease’s expiration. Any renewal must be agreed upon with a separate agreement signed by both parties.

VI. If the rented property and its equipment are damaged due to unavoidable circumstances, neither party shall be held liable.

VII. If any disputes arise during the performance of this contract, both parties shall seek resolution through negotiation. If negotiation fails, either party may apply to the local property management committee for mediation or seek administrative assistance, or may file a lawsuit in a court with appropriate jurisdiction.

VIII. The property taxes during the lease period shall be borne by both parties in accordance with the applicable regulations.

IX. Any matters not covered in this contract may be agreed upon separately by both parties, with such supplementary agreements signed and having the same legal effect as this contract.

X. This contract shall take effect upon signing and sealing by both parties.

XI. This contract is made in two copies, with each party holding one copy.

Party A (signature) :	Party B (signature) :

Legal Representative (signature) :	Legal Representative (signature) :